Exhibit 99.1

                 PeopleSupport Reports Second Quarter
                             2007 Results

   Record quarterly revenues of $34.3 million, up 32% year-over-year


    LOS ANGELES--(BUSINESS WIRE)--Aug. 7, 2007--PeopleSupport, Inc. (Nasdaq:PSPT), a leading offshore business process outsourcing (BPO) provider, today announced financial results for its second quarter ended June 30, 2007.

    Highlights - Second Quarter 2007

    -- Record quarterly revenue of $34.3 million, up 32% from the year-ago quarter

    -- Quarterly net income of $3.9 million, including non-cash FAS 123(R) expense of $1.4 million, compared to net income of $3.8 million, including non-cash FAS 123(R) expense of $0.7 million, in the year-ago quarter

    -- Quarterly diluted EPS of $0.16 based on 24.0 million diluted weighted average shares outstanding, compared to $0.20 in the year ago quarter based on 19.3 million diluted weighted average shares outstanding

    -- Net cash provided by operating activities was $13.9 million for the quarter, compared to $7.8 million in the year ago quarter, resulting in the net cash from operations of $12.1 for the first six months which includes $1.8 million usage in the first three months of 2007

    Revenue for the second quarter of 2007 increased to $34.3 million, up 32% from $25.9 million in the second quarter of 2006 and up 2% sequentially from $33.6 million in the first quarter of 2007. Revenues were supported by both new and existing clients ramping up across our industries.

    Operating income for the quarter was $0.5 million compared to $3.6 million in the year ago quarter and $1.1 million in the first quarter of 2007. Operating margins in the second quarter of 2007 were 1.5%, compared to 13.9% in the year-ago quarter and 3.2% in the first quarter of 2007. FAS 123(R) expense was $1.4 million in the quarter, compared to $0.7 million in the year-ago quarter and $1.2 million in the first quarter of 2007. FAS 123(R) reduced operating margins by 4.0% in the second quarter of 2007, 2.6% in the second quarter of 2006 and 3.4% in the first quarter of 2007. The Philippine Peso continued to appreciate against the U.S. dollar during the quarter and decreased second quarter operating margins by an additional 5.5% when compared to the second quarter 2006 Peso rate.

    PeopleSupport recognized a net gain of approximately $2.1 million in other income primarily impacted from its forward foreign currency contracts (both realized and unrealized), partially offsetting the impact of the appreciating Philippine Peso.

    Net income was $3.9 million or $0.17 per basic share and $0.16 per diluted share, compared to $3.8 million or $0.21 per basic share and $0.20 per diluted share in the year ago quarter and $3.9 million or $0.16 per basic and diluted share in the first quarter of 2007.

    Net cash provided by operating activities for the quarter was $13.9 million. As of June 30, 2007, cash and cash equivalents and marketable securities totaled $135.4 million.

    Business Highlights

    "PeopleSupport made significant progress in the second quarter towards our objective to increase growth and margins," said Lance Rosenzweig, PeopleSupport CEO and Chairman. "Revenues were strong, supported by both new and existing clients. Several new clients signed recently ramped quickly and demand from existing clients, especially in the travel sector. Operating margins are the result of strong revenues and improved operational efficiency."

    Rosenzweig added, "PeopleSupport continues to execute well for its clients and in new client sales. During the quarter, PeopleSupport realigned its operations along industry verticals and we deepened our management with the promotion of Richard Bledsoe to chief operating officer and the hire of several key managing directors and other managers. PeopleSupport is taking the right actions to be a long-term winner in this exciting and growing market."

    Caroline Rook, Chief Financial Officer, commented, "Cost of revenue was 76% of revenues, inline with our previous quarter expectations, despite a tough foreign currency environment. In the second quarter, PeopleSupport also had its seasonal wage increase, which was consistent with our wage increases over the past several years. The average Philippine Peso appreciated to an average of 46.9 pesos to the U.S. dollar, up 3.5% compared to an average 48.6 pesos in the previous quarter, and up 10.2% compared to an average of 52.2 pesos in the year-ago quarter. The 3.5% appreciation quarter-over-quarter impacted operating margins by approximately 1.9%, whereas the 10.2% appreciation year-over-year impacted operating margins by approximately 5.5%. However, as a result of our forward foreign currency contracts, PeopleSupport recognized a gain of approximately $2.2 million in other income from both realized and unrealized contracts. PeopleSupport delivered robust operating cash flow of $13.9 million for the quarter resulting in a cash balance of $135.4 million."

    Share Repurchase

    PeopleSupport's Board of Directors approved a share repurchase program, under Rule 10b5-1 of the Securities Exchange Act of 1934, to facilitate the repurchase of up to $25.0 million of its common stock.

    2007 Outlook - Third Quarter & Full Year

    For the third quarter and full year 2007, PeopleSupport has assumed the current Philippine Peso rate of 45.5 peso's to the U.S. dollar.

    PeopleSupport management offers the following guidance for the quarter ending September 30, 2007:

    --  Revenue is expected to be between $34.0 to $35.0 million

    -- Operating income is expected to be between ($0.4) million and $0.1 million, and includes non-cash FAS 123(R) expense of approximately $1.3 million

    -- Diluted EPS is expected to be between $0.05 and $0.06 based on approximately 24.1 million shares outstanding on a diluted basis

    Management offers the following guidance for the full fiscal year ending December 31, 2007:

    --  Revenue is expected to be between $135.0 and $137.5 million

    -- Operating income is expected to be in the range of $0.3 million and $1.3 million, and includes non-cash FAS 123(R) expense of approximately $5.1 million

    -- Diluted EPS is expected to be in the range of $0.39 and $0.43 based on approximately 24.2 million shares outstanding on a diluted basis

    Conference Call with Management

    PeopleSupport's executive management will host a conference call for investors and all interested parties today at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time). The call will be broadcast over the Internet. To listen to the event via the Internet, please follow the instructions that will be available on the investor relations section of PeopleSupport's website at www.peoplesupport.com. A replay of the conference call will be available on the company's website for an extended period of time.

    About PeopleSupport

    PeopleSupport, Inc. (Nasdaq:PSPT), is a leading offshore business process outsourcing (BPO) provider that offers customer management, transcription and captioning and additional BPO services from its centers in the Philippines, Costa Rica and the United States. PeopleSupport's services are designed to reduce costs, improve performance and increase revenues by delivering high quality, value-added, multilingual voice and text services. A majority of PeopleSupport's services are performed in the Philippines, where PeopleSupport is one of the largest outsourcing companies, employing approximately 8,600 college-educated, fluent English speaking personnel. Headquartered in Los Angeles, California, with approximately 9,300 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel, consumer, financial services, healthcare, insurance, technology, telecommunications, entertainment and education. For more information, visit www.peoplesupport.com.

    Forward Looking Statements

    Certain statements in this press release, including without limitation, those related to anticipated revenues, operating income and earnings for the second quarter ending September 30, 2007, and anticipated revenues, operating income and earnings for the full year ending December 31, 2007, expectations regarding expenses, industry and company trends, and market opportunities are forward looking. The company generally identifies forward-looking statements by using such terms as "may," "will," "could," "should," "potential," "continue," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases or the negatives of such terms. The company bases these statements on management's beliefs as well as assumptions using information currently available. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause anticipated results to differ include: the company's dependence on a limited number of clients; foreign currency exchange risk; negative public reaction to offshore outsourcing; unanticipated technological changes and requirements, including changes that reduce the demand for the company's services; competitive conditions in the markets the company serves; the company's ability to manage growth, including integration of acquired companies; risks associated with operations in the Philippines and Costa Rica; changes in government regulations; and other risks identified from time-to-time in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent estimates and assumptions only as of the date they are made. The company undertakes no obligation to update or revise these forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. You should review the risk factors described in reports and registration statements that the company files from time to time with the Securities and Exchange Commission.



                 PEOPLESUPPORT, INC. AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS
                      (Unaudited, in thousands)

                                        June 30,       December 31,
                                          2007             2006
                                     --------------- -----------------
CURRENT ASSETS:
Current assets:
    Cash and cash equivalents        $       72,282  $         80,880
    Marketable securities                    28,969            39,520
    Accounts receivable, net of
     allowance for doubtful accounts
     of $1,458 and $947                      20,181            18,127
    Deferred tax assets                       1,888             1,888
    Prepaid expenses and other
     current assets                           6,050             5,745
                                     --------------- -----------------
    Total current assets                    129,370           146,160
Property and equipment, net                  34,791            22,080
Marketable securities                        34,133            20,133
Deferred tax assets                          19,090            18,372
Goodwill and other intangible assets          8,351             9,181
Other long-term assets                        2,626             1,665
                                     --------------- -----------------
Total assets                         $      228,361  $        217,591
                                     =============== =================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                 $        4,875  $          7,389
    Accrued liabilities                      10,819             9,963
    Deferred revenue                          6,132             4,515
    Other current liabilities                    78               106
                                     --------------- -----------------
    Total current liabilities                21,904            21,973
Deferred rent                                 2,287             1,812
Other longer-term liabilities                 1,335             1,347
                                     --------------- -----------------
Total liabilities                            25,526            25,132
                                     --------------- -----------------

Commitments and contingencies

Minority interest                                 -                29
                                     --------------- -----------------

Stockholders' equity:
    Common stock; $0.01 par value;
     authorized 87,000 shares;
     23,583 and 23,479 shares issued
     and outstanding at June 30,
     2007 and December 31, 2006,
     respectively                                24                23
    Additional paid-in capital              210,858           208,044
    Accumulated deficit                      (8,293)          (16,062)
    Accumulated other comprehensive
     income                                     246               425
                                     --------------- -----------------
Total stockholders' equity                  202,835           192,430
                                     --------------- -----------------
Total liabilities and stockholders'
 equity                              $      228,361  $        217,591
                                     =============== =================




                 PEOPLESUPPORT, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF OPERATIONS
                    AND OTHER COMPREHENSIVE INCOME
           (Unaudited, in thousands, except per share data)


                                  Three Months Ended Six Months Ended
                                       June 30,          June 30,
                                  ------------------ -----------------
                                     2007     2006     2007     2006
                                  --------- -------- -------- --------
Revenues                           $34,328  $25,947  $67,925  $48,994
Cost of revenues (exclusive of
 depreciation and amortization
 expense shown below)               25,964   16,013   49,495   29,495
Selling, general and
 administrative                      5,512    4,706   12,033    9,633
Depreciation and amortization        2,334    1,634    4,795    2,919
                                  --------- -------- -------- --------
    Income from operations             518    3,594    1,602    6,947

Interest expense                         1        2        2        5
Interest income                     (1,531)    (489)  (3,005)    (912)
Other (income) expense              (2,115)      22   (3,238)      (1)
                                  --------- -------- -------- --------
Income before provision for
 income taxes                        4,163    4,059    7,843    7,855

Provision for income taxes             256      251       72    1,172
                                  --------- -------- -------- --------
Net income                           3,907    3,808    7,771    6,683
Foreign currency translation
 (gain) loss                            (5)     276     (372)      18
Unrealized loss on securities          636       30      525       64
Minimum pension liability
 adjustment                             35        -       26        -
                                  --------- -------- -------- --------
Comprehensive income               $ 3,241  $ 3,502  $ 7,592  $ 6,601
                                  ========= ======== ======== ========

Basic earnings per share           $  0.17  $  0.21  $  0.33  $  0.36
Diluted earnings per share         $  0.16  $  0.20  $  0.32  $  0.35
Basic weighted average shares
 outstanding                        23,561   18,511   23,531   18,467
Diluted weighted average shares
 outstanding                        24,025   19,348   24,197   19,251




                 PEOPLESUPPORT, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited, in thousands)

                                                    Six Months Ended
                                                        June 30,
                                                   -------------------
                                                     2007      2006
                                                   --------- ---------

OPERATING ACTIVITIES
Net income                                         $  7,771  $  6,683
Adjustments to reconcile net income to net cash
 provided by operating activities:
    Depreciation and amortization                     4,795     2,920
    Provision for doubtful accounts                     588         9
    Stock-based compensation                          2,515     1,153
    Management incentive plan                           171       171
    Deferred income taxes                              (612)      894
    Tax benefits from employee stock option
     exercises                                          (37)     (193)
Changes in operating assets and liabilities:
    Accounts receivable                              (2,643)   (3,868)
    Prepaid expenses and other assets                (1,187)     (261)
    Accounts payable and accrued liabilities         (1,352)    4,524
    Deferred rent                                       467       156
    Deferred revenue                                  1,623     1,108
                                                   --------- ---------
Net cash provided by operating activities            12,099    13,296

INVESTING ACTIVITIES
Proceeds from sale/maturities of marketable
 securities                                          58,951     3,000
Purchases of property and equipment                 (17,434)   (7,971)
Purchases of marketable securities                  (62,411)  (11,000)
Acquisitions, net of cash received                        -    (8,968)
                                                   ---------  --------
Net cash used in investing activities               (20,894)  (24,939)

FINANCING ACTIVITIES
Payments of capital lease obligation                    (29)     (130)
Tax benefits from employee stock option exercises        37       193
Proceeds from the exercise of stock options             361       567
Costs incurred in public offering                      (168)        -
                                                   --------- ---------
Net cash provided by financing activities               201       630
Effect of exchange rate changes on cash                  (4)      (18)
                                                   --------- ---------
Net decrease in cash and cash equivalents            (8,598)  (11,031)
Cash and cash equivalents, beginning of period       80,880    27,760
                                                   --------- ---------
Cash and cash equivalents, end of period           $ 72,282  $ 16,729
                                                   ========= =========

NON-CASH INVESTING ACTIVITIES
    Unrealized holding (losses) on marketable
     securities                                    $    525  $    (64)
    Construction in progress costs incurred but
     not paid                                           (27)     (723)
    Non-cash tax benefit from disqualifying
     dispositions                                       112        48



    CONTACT: PeopleSupport, Inc.
             Peter Hargittay
             Director of Marketing & Investor Relations
             310-824-6182
             Fax: 310-824-6299
             phargittay@peoplesupport.com
             www.peoplesupport.com